Execution Version

AMENDMENT NO. 5 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
HOLLY ENERGY PARTNERS, L.P.
June 13, 2016
This Amendment No. 5 (this “Amendment No. 5”) to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P. (the “Partnership”), dated as of July 13, 2004, as amended by Amendment No. 1 thereto dated as of February 28, 2005, Amendment No. 2 thereto dated as of July 6, 2005, Amendment No. 3 thereto dated as of April 11, 2008 and Amendment No. 4 thereto dated as of January 16, 2013 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of June 13, 2016 by HEP Logistics Holdings, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and the General Partner has determined that this Amendment No. 5, in connection with the Osage Transactions (as defined below), does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;
WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners; and the Subordination Period has expired;
WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determined is necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;
WHEREAS, prior to the date hereof, El Dorado Osage LLC, a Delaware limited liability company (“El Dorado Osage”), acquired a 50% membership interest in Osage Pipeline Company

LLC, a Delaware limited liability company (the “Osage Purchase”), pursuant to the Transfer of LLC Membership Interest Agreement by and among Magellan OLP, L.P., as seller, and El Dorado Osage, as buyer, dated February 22, 2016 (the “Osage Purchase Agreement”); and, at the time of the Osage Purchase, El Dorado Osage was an Affiliate of HollyFrontier Refining & Marketing LLC, a Delaware limited liability company (“HFRM”);
WHEREAS, prior to the date hereof, HFRM contributed all the membership interest in El Dorado Osage to Holly Energy Partners – Operating, LP, a Delaware limited partnership and Affiliate of the Partnership (“Operating Partnership”), pursuant to and upon the terms and subject to the conditions set forth in the LLC Interest Purchase Agreement (the “Osage LLC Interest Purchase Agreement”) by and among HFRM, HollyFrontier Corporation, a Delaware corporation, the Partnership, the General Partner and the Operating Partnership, dated February 22, 2016 (such contribution, together with the Osage Purchase, the “Osage Transactions”);
WHEREAS, pursuant to the terms of Section 2.2(c) of the Osage LLC Interest Purchase Agreement, the Partnership agreed to cause this Amendment No. 5 to be adopted under the circumstance described therein;
WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to adopt this Amendment No. 5 in order to provide for the issuance of the Special General Partner Interest representing a general partner interest in the Partnership; and
WHEREAS, acting pursuant to the power and authority granted to it: (i) under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that this Amendment No. 5 does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and (ii) under Section 13.1(g) of the Partnership Agreement, the General Partner has determined that this Amendment No. 5 is necessary and appropriate in connection with the issuance of the Special General Partner Interest.
NOW, THEREFORE, the Partnership Agreement is amended as follows:
Section 1.Amendment Relating to the Special General Partner Interest.
(a) Section 1.1 is amended to add or amend and restate the following definitions in the appropriate alphabetical order:
(i)    “El Dorado Osage” means El Dorado Osage LLC, a Delaware limited liability company.
(ii)     “Hawkins Terminal” means a refined products terminal in El Paso, Texas, located on the real property more particularly described on Exhibit A to the Refined Products Terminal Transfer Agreement, dated February 22, 2016, by and among HEP Refining Assets, L.P., a Delaware limited partnership, the

Partnership, El Paso Logistics LLC, a Delaware limited liability company, HFC and the Operating Partnership.
(iii)    “Hawkins Terminal Sharing Ratio” means the ratio, expressed as a percentage, of the Terminal Value to the Membership Interest Value.
(iv)    “HFC” means HollyFrontier Corporation, a Delaware corporation.
(v)    “HFRM” means HollyFrontier Refining & Marketing LLC, a Delaware limited liability company.
(vi)    “Liquidation or Sale Loss” means any Net Termination Loss recognized after the Liquidation Date or upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).
(vii)    “Membership Interest Value” has the meaning ascribed to such term in the Osage LLC Interest Purchase Agreement.
(viii)    “Osage Interests” means a 50% membership interest in Osage Pipeline Company LLC, a Delaware limited liability company.
(ix)    “Osage LLC Interest Purchase Agreement” means that certain LLC Interest Purchase Agreement by and among HFRM, HFC, the Partnership, the General Partner and the Operating Partnership, dated February 22, 2016.
(x)    “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Subordinated Units, Class B Subordinated Units, Incentive Distribution Rights and the Special General Partner Interest.
(xi)    “Percentage Interest” means as of any date of determination (a) as to the General Partner (in its capacity as General Partner without reference to any Limited Partner Interests held by it), 2.0%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 98% less the percentage applicable to paragraph (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right and the Special General Partner Interest shall at all times be zero.

(xii)    “Special General Partner Interest” means a Partnership Security which shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to the Special General Partner Interest (and no other rights otherwise available to holders of a Partnership Security).
(xiii)    “Special General Partner Interest Capital Account” means the Capital Account of the Special General Partner Interest, which Capital Account shall be equal to the amount by which the Membership Interest Value is greater than the Terminal Value.
(xiv)    “Special General Partner Interest Sharing Ratio” means 100% minus the Hawkins Terminal Sharing Ratio.
(xv)    “Terminal Value” has the meaning ascribed to such term in the Osage LLC Interest Purchase Agreement.
(xvi)    “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Subordinated Units and Class B Subordinated Units, but shall not include (i) a General Partner Interest, (ii) Incentive Distribution Rights or (iii) the Special General Partner Interest.
(b)    Article V is amended to add a new Section 5.13 creating a new Partnership Security to read in its entirety as follows:
Section 5.13.    Establishment of Special General Partner Interest.
(a)    General. The General Partner hereby designates and creates a Partnership Security designated as the “Special General Partner Interest”, having only the rights and preferences, and duties and obligations as set forth in this Section 5.13.
(b)    Rights of the Special General Partner Interest. The Special General Partner Interest shall have the following rights and preferences and shall be subject to the following duties and obligations.
(i)    Allocations. The holder of the Special General Partner Interest shall not be allocated (i) items of income, gain, loss or deduction with respect to such Special General Partner Interest, except to the extent provided by Section 6.1(d)(xiii), or (ii) Net Termination Gain or Net Termination Loss, except as provided in the last sentence of Section 6.1(c)(ii).
(ii)    Distributions. Except as set forth in Section 12.4 with respect to an event of dissolution and liquidation of the Partnership, the holder of the Special General Partner Interest shall not be entitled to any distributions.

(iii)    Voting Rights. Unless and to the extent otherwise required by the Delaware Act, the Special General Partner Interest shall not be entitled to vote on any matters, whether or not any other Partners are entitled to vote thereon.
(iv)    No Certificates. Unless the General Partner determines otherwise, the Special General Partner Interest shall not be evidenced by certificates and shall be reflected in the books and records of the transfer agent.
(v)    Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Special General Partner Interest.
(c)     Section 6.1(c)(ii) of the Partnership Agreement is amended to add the following after 6.1(c)(ii)(C) as a proviso applying to each of (A), (B) and (C):
Provided, however, that in the event of allocating Liquidation or Sale Loss, if the Special General Partner Interest Capital Account has not previously been reduced to zero, Liquidation or Sale Loss shall be first allocated to the Special General Partner Interest until the Special General Partner Interest Capital Account is reduced to zero, and thereafter, any such loss remaining shall be allocated pursuant to Section 6.1(c)(ii)(A), (B) and (C), as applicable.
(d)    Section 6.1(d) of the Partnership Agreement is amended to add a new Section 6.1(d)(xiii) as follows:
(xiii)    Special General Partner Interest Cost Recovery Deductions. For any taxable period ending after the date of the Osage LLC Interest Purchase Agreement, any and all cost recovery deductions available to the Partnership with respect to the tax basis of the Osage Interests (and the underlying Partnership assets attributable thereto) shall be allocated as follows: (i) until the Special General Partner Interest Capital Account is reduced to zero (a) the Special General Partner Interest Sharing Ratio shall be allocated to the Special General Partner Interest and (b) the Hawkins Terminal Sharing Ratio shall be allocated in accordance with Section 6.1(a), (b) or (c), as applicable and (ii) thereafter, in accordance with Section 6.1(a), (b) or (c), as applicable.
Section 2.    The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 5.
Section 3.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 4.    This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts or laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER: HEP Logistics Holding, L.P.

By:	Holly Logistic Services, L.L.C., its general partner

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings
Title:	Chief Executive Officer